Exhibit 5.2

MORGAN, LEWIS & BOCKIUS LLP

1701 Market Street

Philadelphia, PA 19103

April 22, 2008

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, NJ 08043

Re:	American Water Works Company, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to the American Water Works Company, Inc. (the “Company”) in connection with the filing of the above-referenced registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission. The Registration Statement relates to the proposed offering of $20,000,000 of deferred compensation obligations pursuant to the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and Its Designated Subsidiaries (the “Plan”).

In connection with this opinion letter, we have examined (i) the Plan document, (ii) the resolutions adopting the Plan document, and (iii) such other documents, records and instruments as we have deemed appropriate for the purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Plan document is designed to be a “top hat plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained primarily by an employer for the purpose of providing deferred compensation for a select group of management or highly compensated employees. We are also of the opinion that the provisions of the Plan document comply with the requirements of ERISA applicable to top hat plans.

American Water Works Company, Inc.

April 22, 2008

We are not providing an opinion as to whether (i) the Plan is being operated by the Company as a top hat plan under ERISA, or (ii) the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP